Exhibit 99.1
BALLY’S FORMS SPECIAL COMMITTEE TO EVALUATE PRELIMINARY, NON-BINDING ACQUISITION PROPOSAL BY STANDARD GENERAL

PROVIDENCE, R.I., March 12, 2024 – The board of directors of Bally’s Corporation (NYSE: BALY) today announced that it has formed a special committee of independent and disinterested directors that is authorized, among other things, to evaluate the preliminary, non-binding proposal, dated March 11, 2024, by Standard General to acquire all of the outstanding shares of Bally’s that it does not already own for $15.00 in cash per share, as well as any potential strategic alternatives to the proposal.

A copy of the proposal letter from Standard General is available as an exhibit to Standard General’s statement of beneficial ownership on Schedule 13D/A as publicly filed with the Securities and Exchange Commission.

There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed or that any transaction will be consummated.

About Bally’s Corporation

Bally’s Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 16 casinos across 10 states, a horse racetrack in Colorado and has access to OSB licenses in 18 states. It also owns Bally’s International Interactive, formally Gamesys Group, a leading, global, online gaming operator, Bally Bet, a first-in-class sports betting platform, and Bally Casino, a growing iCasino platform.

With 10,500 employees, the Company’s casino operations include approximately 15,000 slot machines, 600 table games and 5,300 hotel rooms. Upon completing the construction of a permanent casino facility in Chicago, IL and a land-based casino near Nittany Mall in State College, PA, Bally’s will own and manage 17 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol BALY.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Media Contact
Diane Spiers
609-377-4706
dspiers@ballys.com

Investor Contacts
Marcus Glover
Chief Financial Officer
(401) 475-8564
IR@ballys.com

James Leahy, Joseph Jaffoni, Richard Land
JCIR
(212) 835-8500
baly@jcir.com.